EXHIBIT 99.1



UPC Announces Placement of US $856.8 Million (EUR1 Billion) Exchangeable Loan.

Amsterdam, The Netherlands - May 29, 2001: United Pan-Europe Communications N.V. ("UPC" or "the company") (EURONEXT Amsterdam: UPC NA; NASDAQ: UPCOY) today announces that it has completed the placement with Liberty Media Corp. ("Liberty") of a US $856.8 million (EUR1 billion equivalent) loan exchangeable into ordinary shares of UPC under certain circumstances at $6.85 (EUR8.00) per share ("the Exchangeable Loan"). UPC expects to receive the proceeds of this placement today.

The Exchangeable Loan is expected to be transfered to UnitedGlobalCom, Inc. ("UGC"), UPC's parent company, as part of a revised transaction between Liberty and UGC announced separately today. This revised Liberty/UGC transaction is expected to close promptly after approval by UGC shareholders during the third quarter.

The Exchangeable Loan will replace UPC's planned EUR1 billion rights offering (the "Rights Issue") at EUR8.00 per share announced on February 23, 2001. The launch of the Rights Issue and UGC's backstopping of the EUR1 billion was conditional on the completion of the Liberty/UGC transaction as announced on February 23, 2001. Liberty and UGC have restructured their deal, which has resulted in the issuance of the Exchangeable Loan in place of the Rights Issue.

The Exchangeable Loan, which has been issued by a wholly owned subsidiary of UPC, has facilitated the repayment of EUR750 million of relatively expensive cash-pay debt and will be used for general corporate purposes. Its principal terms, following transfer to UGC are as follows:

- Convertible into UPC ordinary shares at the U.S. Dollar equivalent of EUR8.00 per share.
-        6.00% coupon, payable in-kind; six-year maturity.
-        Callable at anytime in the first year at 100% plus accrued interest.
- Following acquisition by New United, mandatory conversion into UPC ordinary shares at EUR8.00 per share on a EUR1.00 for EUR1.00 basis for any equity raised by UPC at a price at or above EUR8.00 per share during the first two years, EUR10.00 per share during the third year, EUR12.00 per share during the fourth year, and EUR15.00 per share after the fifth year.
- Following acquisition by New United, mandatory conversion if UPC ordinary shares trade at EUR12.00 for 20 out of 30 trading days at any time after 18 months from issuance, or if UPC ordinary shares trade above EUR10.40 for 20 out of 30 trading days any time after three years from issuance.

UPC considers the closing of this EUR1 billion financing to be a significant step forward and a material contribution to the funding of the Company. Based on this and before any further incremental financing, UPC estimates that its business plan will be funded to early 2003.

UPC will continue to evaluate market conditions for the raising of additional equity, either through a rights offering or other public or private market transactions. Raising such equity could facilitate the conversion of the Exchangeable Loan to common equity.

Mark Schneider, Chairman and Chief Executive of UPC, said, "We are pleased to have completed this financing despite the difficult market conditions. In the absence of our previously announced rights issue, we believe that this represents an attractive financing which has enabled us to repay our relatively expensive cash-pay bridge loan with a significantly lower-cost long-term capital injection. In due course, we look forward to this Exchangeable Loan becoming equity and further enhancing our capital base."

John Malone, Chairman of Liberty, added, "The strategic merit of this deal to Liberty shareholders is as strong today as it ever was. Our partnership with United and its European subsidiary UPC strengthens our own international broadband activities, especially in Europe. We look forward to working together on content, network and vendor initiatives to create greater value for both United, UPC and Liberty investors.


Note: Except for historical information contained herein, this news release contains forward looking statements which involve certain rights and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward looking statements include timing and occurrence of the UGC/Liberty transaction and related shareholder approval timing and occurrence of the transfer of the Exchangeable Loan, exchange of the Exchangeable Loan for ordinary shares and projections on funding requirements for the Company's business plan. These risks and uncertainties include conditions (many of which are out of the parties' control) affecting the timing and occurrence of the closing of the UGC/Liberty transaction and, related shareholder approval and transfer of the loan, the timing of future funding of the Company, unexpected revenue or expense variances from the Company's business plan as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.